SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[  ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[ X]  Soliciting Material Pursuant to ss. 240.14a-12

                             Kerr-McGee Corporation

                (Name of Registrant as Specified In Its Charter)

                                JANA Partners LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:


      2) Aggregate number of securities to which transaction applies:


      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


      4) Proposed maximum aggregate value of transaction:


      5) Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:


      2) Form, Schedule or Registration Statement No.:


      3) Filing Party:


      4) Date Filed:

      On March 2, 2005, Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership (collectively, the "Nominating Parties") notified Kerr-McGee Corporation ("Kerr-McGee") of their intention to propose the nomination of Barry Rosenstein and Carl Icahn for election at the forthcoming 2005 annual meeting of Kerr-McGee's stockholders by delivering a notice thereof to Kerr-McGee. A copy of the notification letter delivered to Kerr-McGee is attached hereto as Exhibit A.

      On March 3, 2005, Jana Partners LLC and the Nominating Parties sent a letter to Kerr-McGee regarding a proposed transaction to increase shareholder value. A copy of the letter delivered to Kerr-McGee is attached hereto as Exhibit B.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY JANA PARTNERS LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF KERR-MCGEE CORPORATION FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, THE PROXY STATEMENT AND SUCH OTHER DOCUMENTS WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV, AND A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF KERR-MCGEE CORPORATION.

                                                                     EXHIBIT A


                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                         HIGH RIVER LIMITED PARTNERSHIP
                           c/o Icahn Associates Corp.
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153

                                                March 2, 2005

VIA HAND DELIVERY AND FACSIMILE
Kerr-McGee Corporation
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
Attention: Office of the Secretary

            Re:   STOCKHOLDER NOTIFICATION OF NOMINATIONS

Ladies and Gentlemen:

            Icahn Partners LP, a Delaware limited partnership, Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership, and High River Limited Partnership, a Delaware limited partnership (collectively, the "Nominating Parties"), are hereby submitting this notice on the date hereof in order to comply with the requirements (the "Bylaw Requirements") set forth in
Article III, Section 10(A) of the Amended and Restated Bylaws of Kerr-McGee Corporation (the "Corporation"). The address of Icahn Partners LP and Icahn Partners Master Fund LP, as it appears on the Corporation's books, is 767 Fifth Avenue, 47th Floor, New York, New York 10153. The address of High River Limited Partnership, as it appears on the Corporation's books, is One Whitehall Street, New York, NY 10004.

            The decision to nominate the Slate (as defined below) was made pursuant to discussions among representatives of the Nominating Parties and Jana Partners LLC.

            Each of the Nominating Parties is the record owner directly of 1,000 shares of common stock, par value $1.00 per share, of the Corporation ("Common Stock"), which, in the aggregate, constitutes less than one percent (1%) of the outstanding Common Stock. The Nominating Parties own beneficially, in the aggregate, approximately 4.3% of the outstanding Common Stock (based on the 151,692,157 shares stated to be outstanding as of October 31, 2004 by the Corporation in its Quarterly Report on Form 10-Q for the period ended September 30, 2004) as of the close of business on March 1, 2005. For further information on the beneficial ownership of the Corporation's securities by the Nominating Parties, reference should be made to ANNEX A to this notice.

            The Nominating Parties hereby represent that they intend to appear at the 2005 annual meeting of the Corporation's stockholders (the "Annual Meeting") in person or by proxy to submit the business specified in this notice.

            The Nominating Parties are seeking at the Annual Meeting to elect

Mr. Carl Icahn and Mr. Barry Rosenstein as members of the Board of Directors of the Corporation and, in that regard, propose to nominate Messrs. Icahn and Rosenstein as their nominees (the "Nominees" or the "Slate") for election as directors of the Corporation at the Annual Meeting.

            The Nominating Parties intend to propose the following resolution at the Annual Meeting (and/or any other form of resolution required by the Corporation to nominate these Nominees):

            "It is hereby being resolved, that Mr. Carl Icahn and Mr. Barry Rosenstein are nominated to be elected as members of the Board of Directors of the Corporation."

            As required by the Bylaw Requirements, the Nominating Parties hereby advise you that certain information relating to the Nominees is set forth in ANNEX B of this notice. Except as set forth herein or in any of the Annexes (or any attachments thereto), to the best knowledge of the Nominating Parties (i) the Nominees do not own any securities of the Corporation or any parent or subsidiary of the Corporation, directly or indirectly, beneficially or of record, nor have they purchased or sold any securities of the Corporation within the past two years, and none of their associates beneficially owns, directly or indirectly, any securities of the Corporation, (ii) neither the Nominees, their associates or any member of their immediate families, nor the Nominating Parties or their associates has any arrangement or understanding with any person (a) with respect to any future employment by the Corporation or its affiliates or
(b) with respect to future transactions to which the Corporation or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction, or series of similar transactions, that has occurred since the beginning of the Corporation's last fiscal year or any currently proposed transaction, or series of similar transactions, to which the Corporation or any of its subsidiaries was or is to be a party and in which the amount involved exceeds $60,000, (iii) neither the Nominees, their associates or any member of their immediate families, nor the Nominating Parties or their associates has been indebted to the Corporation or its subsidiaries at any time since the beginning of the Corporation's last fiscal year in an amount in excess of $60,000, (iv) the Nominees are not, or were not within the past year, party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies, (v) neither the Nominees nor any of their associates has any arrangement or understanding with any person pursuant to which he was or is to be selected as a director, nominee or officer of the Corporation, (vi) there are no relationships between the Nominees, their associates or any member of their immediate families, nor the Nominating Parties or their associates and the Corporation that are listed in, or substantially similar in nature and scope to those relationships listed, in paragraphs (b)(1) through (5) of Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (vii) there is no other information with respect to the Nominees, their associates or any member of their immediate families, nor the Nominating Parties or their associates that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act. Matters disclosed in any part of this notice, including the Annexes and any attachments thereto, should be deemed disclosed for all purposes of this notice. The written consent of the Nominees as required by the Bylaw Requirements is attached as ANNEX C.

            As more fully described in ANNEX A, 250,000 of the shares of Common Stock beneficially owned by the Nominating Parties were purchased from Jana Master Fund Ltd., of which

Jana Partners LLC is investment manager, pursuant to the exercise of an option. Barry Rosenstein (one of the Nominees) is a managing member of Jana Partners LLC.

            The Nominating Parties will promptly provide any other information reasonably requested by the Corporation pursuant to the Bylaw Requirements. Please be advised, however, that, notwithstanding the compliance by the Nominating Parties with the Bylaw Requirements, neither the delivery of this notice in accordance with the terms of the Bylaws Requirements nor the delivery of any additional information, if any, provided by the Nominating Parties or any of their affiliates to the Corporation from and after the date hereof shall be deemed to constitute an admission by the Nominating Parties or any of its affiliates of the legality or enforceability of the Bylaw Requirements or a waiver by any such person or entity of its right to, in any way, contest or challenge the enforceability thereof. The Nominating Parties reserve the right to nominate additional nominees, in the event the Corporation, by the appropriate corporate action, increased or increases the number of directors to be elected at the Annual Meeting to be greater than two (2).


                        [Remainder of page intentionally left blank]

                                    Very truly yours,

                                    ICAHN PARTNERS LP

                                    By: /s/ Edward E. Mattner
                                        --------------------------
                                    Name: Edward E. Mattner
                                    Its: Authorized Signatory


                                    ICAHN PARTNERS MASTER FUND LP

                                    By: /s/ Edward E. Mattner
                                        --------------------------
                                    Name: Edward E. Mattner
                                    Its: Authorized Signatory


                                    HIGH RIVER LIMITED PARTNERSHIP
                                    By: Hopper Investments LLC, general partner
                                    By: Barberry Corp., sole member

                                    By: /s/ Edward E. Mattner
                                        --------------------------
                                    Name: Edward E. Mattner
                                    Its: Authorized Signatory






           [Signature page to Kerr-McGee stockholder proposal notice]

                                                                      ANNEX A


      As of the close of business on March 1, 2005, Icahn Partners LP is the direct beneficial owner of 2,571,516 shares of the Corporation's common stock, par value $1.00 per share ("Shares"). Each of (i) Icahn Onshore LP, as the general partner of Icahn Partners LP, and (ii) CCI Onshore LLC, as the general partner of Icahn Onshore LP, may be deemed to be an indirect beneficial owner of the 2,571,516 Shares directly beneficially owned by Icahn Partners LP.

      As of the close of business on March 1, 2005, Icahn Partners Master Fund LP is the direct beneficial owner of 2,680,484 Shares. Each of (i) Icahn Offshore LP, as the general partner of Icahn Partners Master Fund LP, and (ii) CCI Offshore LLC, as the general partner of Icahn Offshore LP, may be deemed to be an indirect beneficial owner of the 2,680,484 Shares directly beneficially owned by Icahn Partners Master Fund LP.

As of the close of business on March 1, 2005, High River Limited Partnership is the direct beneficial owner of 1,313,000 Shares. Each of (i) Hopper Investments LLC, as the general partner of High River Limited Partnership, and (ii) Barberry Corp., as the sole member of Hopper Investments LLC, may be deemed to be an indirect beneficial owner of the 1,313,000 Shares directly beneficially owned by High River Limited Partnership.

      Each of CCI Onshore LLC, CCI Offshore LLC and Barberry Corp. is wholly owned by Carl C. Icahn. As such, Mr. Icahn may be deemed to be the indirect beneficial owner of 6,565,000 Shares.

      On February 14, 2005, Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership acquired an option to purchase, in the aggregate, 250,000 Shares from Jana Master Fund Ltd., of which Jana Partners LLC is investment manager. Barry Rosenstein (one of the Nominees) is a managing member of Jana Partners LLC. Pursuant to the exercise of this option on March 1, 2005, Icahn Partners LP purchased 96,000 Shares, Icahn Partners Master Fund LP purchased 104,000 Shares and High River Limited Partnership purchased 50,000 Shares. The option had an exercise price of $60.00 per Share and an expiration date of August 14, 2005.

                                                                   ANNEX B

                                       CARL C. ICAHN

Name:            Carl C. Icahn (the "Nominee")
Age:             69
Business         767 Fifth Avenue
Address:         New York, NY 10153
Residence        15 West 53rd Street
Address:         Penthouse B&C
                 New York, NY 10019


            Set forth below is a brief description of the Nominee's business experience during the past five years, including the Nominee's principal occupations and employment during the past five years, the name and principal business of any corporation or other organization in which such occupations and employment were carried on and the Nominee's current principal occupation or employment:

      Mr. Icahn has served as Chairman of the Board and a director of Starfire Holding Corporation ("Starfire") (formerly Icahn Holding Corporation), a privately-held holding company, and Chairman of the Board and a director of various subsidiaries of Starfire, since 1984. Mr. Icahn is and has been since 1994 a majority shareholder, the Chairman of the Board and a Director of American Railcar Industries, Inc. ("ARI"), a Missouri corporation. ARI is primarily engaged in the business of manufacturing, managing, leasing and selling of railroad freight and tank cars. Mr. Icahn has also been Chairman of the Board and President of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, since 1968. Since November 1990, Mr. Icahn has been Chairman of the Board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business and casino entertainment business. Mr. Icahn has been a director of Cadus Pharmaceutical Corporation, a firm that holds various biotechnology patents, since 1993. From August 1998 to August 2002, Mr. Icahn served as Chairman of the Board of Maupintour Holding LLC (f/k/a/ Lowestfare.com, LLC), an internet travel reservations company. From October 1998 through May, 2004, Mr. Icahn was the President and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Since September 29, 2000, Mr. Icahn has served as the Chairman of the Board of GB Holdings, Inc., which owns all of the outstanding stock of Atlantic Coast Entertainment Holdings, Inc., which through its wholly-owned subsidiary owns and operates The Sands Hotel and Casino in Atlantic City, New Jersey. Mr. Icahn also serves in the same capacity with Atlantic Coast Entertainment Holdings, Inc. In January 2003, Mr. Icahn became Chairman of the Board and a director of XO Communications, Inc., a telecommunications company. Mr. Icahn received his B.A. from Princeton University in 1957.

            The entities listed above are not a parent, subsidiary or other affiliate of Kerr-McGee Inc. ("Kerr-McGee"). The Nominee does not hold any positions or offices with Kerr-McGee.

                                BARRY ROSENSTEIN

Name:            Barry Rosenstein (the "Nominee")
Age:             46
Business         201 Post Street
Address:         San Francisco, CA  94108
Residence        768 El Camino Del Mar
Address:         San Francisco, CA 94121


            Set forth below is a brief description of the Nominee's business experience during the past five years, including the Nominee's principal occupations and employment during the past five years, the name and principal business of any corporation or other organization in which such occupations and employment were carried on and the Nominee's current principal occupation or employment:

          Barry Rosenstein is the founder and Managing Partner of JANA Partners LLC, an investment management company, a position he has held since 2001. Mr. Rosenstein also founded, and from 1993 to 2001 served as Managing Partner of, Sagaponack Partners L.P., a private equity fund. He received his M.B.A. from the University of Pennsylvania's Wharton School of Business in 1984. In 1981, Mr. Rosenstein graduated Phi Beta Kappa from Lehigh University. Mr. Rosenstein is also a C.P.A. Mr. Rosenstein serves on the board of directors of Cobra Electronics and Marisa Christina, Inc.

            The entities listed above are not a parent, subsidiary or other affiliate of Kerr-McGee Inc. ("Kerr-McGee"). The Nominee does not hold any positions or offices with Kerr-McGee.

            As of the close of business on March 1, 2005, Jana Master Fund Ltd. is the direct beneficial owner of 3,693,235 Shares. Jana Partners LLC is the investment manager of Jana Master Fund Ltd. In addition, as of such date, a separate account also managed by Jana Partners LLC was the direct beneficial owner of 289,565 Shares. As the investment manager to both Jana Master Fund Ltd. and such managed account, Jana Partners LLC may be deemed to be an indirect beneficial owner of the 3,982,800 Shares directly beneficially owned by such entities. As a managing member of Jana Partners LLC, Mr. Rosenstein may also be deemed an indirect beneficial owner of such Shares.

            Pursuant to the exercise of an option on March 1, 2005, Jana Master Fund Ltd. sold to Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership 250,000 Shares in the aggregate. The option had an exercise price of $60.00 per Share and an expiration date of August 14, 2005. Such Shares are not included in the amounts set forth in the immediately preceding paragraph.

                                                                    ANNEX C




                               CONSENT OF NOMINEES


            Each of the undersigned hereby consents to being named as a nominee for election as a director of Kerr-McGee Inc. (the "Company"), in the proxy statement and other materials concerning the undersigned's nomination in connection with the solicitation of proxies from stockholders of the Company to be voted at the 2005 annual meeting of stockholders of the Company and any adjournment thereof, and further consents to serve as a director of the Company, if elected.



/s/ Carl C. Icahn
---------------------
Carl C. Icahn


/s/ Barry Rosenstein
---------------------
Barry Rosenstein

                                                                   EXHIBIT B


                                ICAHN PARTNERS LP
                          ICAHN PARTNERS MASTER FUND LP
                         HIGH RIVER LIMITED PARTNERSHIP
                                JANA PARTNERS LLC

                                  March 3, 2005

VIA FEDERAL EXPRESS AND FACSIMILE
----------------------------------
Mr. Luke R. Corbett
Chairman and Chief Executive Officer
Kerr-McGee Corporation
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Dear Mr. Corbett:

      As we have previously discussed with you, each of us is a large shareholder of Kerr-McGee Corporation ("KMG"), beneficially owning, in the aggregate, approximately 11.6 million shares or approximately 7.6% of the outstanding shares of KMG's common stock. Entities affiliated with Carl Icahn recently proposed Carl Icahn and Barry Rosenstein, managing partner of Jana Partners (a $3 billion hedge fund), as nominees for KMG's board of directors at the upcoming annual meeting. This action was taken in order to help ensure that KMG is focused on maximizing shareholder value. While management's recent announcement of its intention to review strategic alternatives for its chemicals business is a positive first step, we feel this action does not go far enough toward maximizing the value of KMG's common stock.

      A great opportunity exists today for shareholders of KMG. Never before has there been such a disconnect between the stock market valuation of publicly traded E&P companies such as KMG on a per barrel of oil equivalent ("boe") of proved reserves basis and the value at which oil and gas futures are trading in the commodity markets. We believe that this spread can be captured by KMG by selling today a portion of its production for delivery over the next five years and utilizing the proceeds from such a sale, today, to immediately repurchase stock. We believe that if KMG were to follow the plan outlined below (and detailed in the attached schedule), KMG's share price would increase significantly. The plan would require KMG to take the following steps:

1.    Sell the chemical business;

2. Enter into a transaction to monetize forward production and capitalize on today's high price of oil and gas, low interest rate environment and increased commodity market liquidity; and

3. Utilize the proceeds from the chemical business sale and the forward sale of a portion of KMG's future oil and gas production to buy back shares.

      At KMG's current market price of $78.99 per share (as of the close of the market on March 2, 2005), and pro-forma for the sale of its chemicals business for $1.7 billion (the mid-point of the range projected on KMG's January 26, 2005 fourth quarter conference call), KMG is trading at approximately $11.80 per boe of proved in the ground reserves. To monetize the current discount in KMG's stock market valuation versus the commodity market valuation for oil and gas, we recommend that KMG immediately execute a Volumetric Production Payment transaction ("VPP") for 50 million boe's of proved producing reserves per year over each of the next five years (i.e., 250 million boe's of production total, or approximately 32% of KMG's total proved producing reserves), constituting approximately 37% of KMG's projected 2005 production.

      Based on the current forward curve for oil and gas, the low interest rate environment and increased liquidity in the commodity markets, we believe (as a result of discussions with commodity trading firms) that KMG could realize proceeds of between $35 and $38 per boe sold forward through a VPP transaction. As such, KMG could raise a total of approximately $8.75 BILLION OF CASH (assuming the VPP transaction at $35 per boe), or approximately 60% of its enterprise value (excluding KMG's chemicals business), by selling only approximately 21% of its total proved reserves. After raising the proceeds described above (including proceeds from the sale of the chemicals business), KMG should repurchase up to approximately 116 million shares of its stock at $90 per share. Following such a transaction, KMG would still have approximately 950 million boe of proved reserves, approximately 56% of which would be proved developed reserves and approximately 44% would be proved undeveloped reserves.

      Assuming that KMG would trade at its current value of $11.80 per boe of proved reserves (excluding the chemical business), the pro forma share price following the proposed transactions would be $111 per share. Historically, we believe investors have penalized KMG's share price due to what we perceive as poor results achieved in exploration, drilling and use of free cash flow. However, after giving effect to the proposed VPP transaction and the sale of the chemicals business, we believe that the public market valuation for KMG's remaining reserves could increase to be more in line with the reserve valuations attributed to its comparable companies (see attached schedule). If this were to occur, KMG could trade at $132 per share. Obviously, there can be no assurance that KMG common stock will trade within the $111 to $132 range, even if all of these transactions are undertaken and completed.

      We would like to discuss this recommendation with you at your earliest convenience since we feel it is important to move quickly while the opportunity exists.

                                Very truly yours,

                                /s/ Carl C. Icahn
                                -------------------
                                  CARL C. ICAHN

                                /s/ Barry Rosenstein
                                -------------------
                                BARRY ROSENSTEIN


  [03.03.05 Letter to Kerr-McGee from Icahn and Rosenstein re VPP transaction]

SCHEDULE A
    THIS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ATTACHED LETTER DATED MARCH 3, 2005

KMG VALUATION: PROFORMA FOR SALE OF CHEMICALS BUSINESS
AND 250 MMBOE VPP TRANSACTION AND STOCK REPURCHASE


CHEMICAL BUSINESS SALES PROCEEDS (1)                     $ 1,700,000,000
Estimated Tax Basis                                        1,600,000,000
Assumed Tax Rate                                                     35%
                                                           ---------------
ESTIMATED AFTER-TAX PROCEEDS FROM THE CHEMICAL SALE      $ 1,665,000,000


VPP BOE's Sold                                               250,000,000
Estimated VPP Sales Proceeds per BOE                     $         35.00
                                                           ---------------
ESTIMATED VPP SALES PROCEEDS                             $ 8,750,000,000

ESTIMATED PROCEEDS AVAILABLE FOR STOCK PURCHASES         $ 10,415,000,000


ASSUMED STOCK REPURCHASE PRICE PER SHARE                 $         90.00

Diluted Shares Outstanding at 12/31/04 (Per
KMG 2004 Earnings Release)                                   161,706,000

Assumed Shares Repurchased                                   115,722,222

Pro Forma Shares Outstanding after Assumed Repurchases        45,983,778

Total Proved Reserves at 12/31/04 (Per KMG
2004 Earnings Release)                                     1,200,000,000
Proved Producing Reserves Sold in VPP Transaction            250,000,000
                                                           ---------------
Total Proved Reserves after VPP Transaction                  950,000,000


Calculated Current Value of KMG Per Proved Reserve (2)   $         11.80
IMPLIED ENTERPRISE VALUE OF REMAINING KMG RESERVES @
$11.80 PER BOE                                           $11,210,000,000
Value Attributed to KMG Exploratory
Acreage and Other Assets                                              -

Less Current KMG Net Debt (Per KMG 2004 Earnings Release)$ 3,189,100,000
Present Value of Cost Associated with VPP Production       1,581,000,000
   (ASSUMED AT $6.0 PER BOE GROWN AT 15% PER ANNUM,
    DISCOUNTED AT 8% COST OF CAPITAL)
ESTIMATED PRESENT VALUE OF VPP TAX LIABILITY               1,330,000,000

REMAINDER EQUALS PRO FORMA KMG EQUITY VALUE              $ 5,109,900,000
Divided by Pro Forma KMG Shares Outstanding                   45,983,778
RESULTS IN PRO FORMA KMG VALUE PER SHARE @
$11.80 PER BOE                                           $        111.12

EFFECT ON KMG'S SHARE PRICE ASSUMING A $12.80 PER BOE VALUATION OF
PROVED RESERVES


Current Assumed E&P Comparable Company Value of
Public Market Proved Reserves (3)                         $         12.80
IMPLIED ENTERPRISE VALUE OF REMAINING KMG RESERVES @
$12.80 PER BOE                                            $12,160,000,000
Value Attributed to KMG Exploratory
Acreage and Other Assets                                               -

Less Current KMG Net Debt (Per KMG 2004 Earnings Release) $ 3,189,100,000 Present Value of Cost Associated with
VPP Production                                              1,581,000,000
   (ASSUMED AT $6.0 PER BOE GROWN AT 15% PER ANNUM,
DISCOUNTED AT 8% COST OF CAPITAL)
ESTIMATED PRESENT VALUE OF VPP TAX LIABILITY                1,330,000,000

REMAINDER EQUALS PRO FORMA KMG EQUITY VALUE               $ 6,059,900,000
Divided by Pro Forma KMG Shares Outstanding                    45,983,778

RESULTS IN PRO FORMA KMG VALUE PER SHARE AT
$12.80 PER BOE                                            $        131.78


Notes:
----------------

(1) Assumes Chemical business is sold for the mid-point of KMG management's estimated valuation range as of January 26, 2005.

(2) KMG currently is trading at approximately $11.80 per boe of proved reserve after deducting the value of the Chemical business at the mid-point of KMG management's estimated valuation range as of January 26, 2005.

(3) Assumes KMG trades at $12.80 per boe of proved reserves. $12.95 represents the comparable company valuation on a per boe of proved reserves basis (Based on 2004 Earnings Releases for each company.) Comps. are comprised of Apache, Devon, Chesapeake and XTO Energy.

    THIS SHOULD BE READ ONLY IN CONJUNCTION WITH THE ATTACHED LETTER DATED MARCH 3, 2005